================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                  SCHEDULE TO/A
                                 (Rule 14d-100)
                             Tender Offer Statement
    Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934
                                (Amendment No. 2)
                            -------------------------
                              Omega Worldwide, Inc.
                            (Name of Subject Company)
                            -------------------------
                            Delta I Acquisition, Inc.
                        Four Seasons Health Care Limited
                       Alchemy Partners (Guernsey) Limited
                            (Names of Filing Persons)

                     Common Stock, Par Value $0.10 Per Share
                         (Title of Class of Securities)

                                    68210B108
                      (CUSIP Number of Class of Securities)
                            -------------------------
                               Hamilton D. Anstead
                             Chief Executive Officer
                        Four Seasons Health Care Limited
                                  Alderley Road
                                    Wilmslow
                                    Cheshire
                                     SK9 1NX
                                (44-1625) 417-800
            (Name, Address and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)
                            -------------------------
                                    Copy to:
                            Timothy B. Goodell, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200


[ ]  Check the box if any part of the fee is offset as provided by Rule 0-11 (a)
(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
     Check the appropriate boxes below to designate any transactions to which the statement relates:
[X]  third-party tender offer subject to Rule 14d-1.
[ ]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[X]  amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]
================================================================================

     This Amendment No. 2 ("Amendment No. 2") to the Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed by Delta I Acquisition, Inc. (the "Purchaser"), Four Seasons Health Care Limited (the "Parent") and Alchemy Partners (Guernsey) Limited with the Securities and Exchange Commission (the "SEC") on August 7, 2002, as amended by Amendment No. 1 filed on August 30, 2002 (as amended, the "Schedule TO"), relating to the offer by the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated preferred stock purchase rights of Omega Worldwide, Inc. (the "Company") at a price of $3.32 per share of Common Stock, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 7, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). This Amendment No. 2 also constitutes Amendment No. 2 to Schedule 13D filed by the Purchaser, Delta I Acquisition, LLC, Four Seasons Health Care (Capital) Limited, Four Seasons Health Care Holdings PLC, Four Seasons Health Care Investments Limited, the Parent, Alchemy Partners (Guernsey) Limited and Alchemy Partners LLP with the SEC on August 12, 2002, as amended by Amendment No. 1 filed on August 30, 2002 (as amended, the "Schedule 13D"). Delta I Acquisition, LLC, Four Seasons Health Care (Capital) Limited, Four Seasons Health Care Holdings PLC, Four Seasons Health Care Investments Limited and Alchemy Partners LLP are signatories hereto solely for the purpose of amending the Schedule 13D.

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Delta I Acquisition, Inc.

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                      (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         AF; BK; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED   [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED  BY EACH REPORTING PERSON             None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130

                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130

-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130

-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%

-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------- -----------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Delta I Acquisition, LLC

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                      (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         AF; BK; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED   [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED  BY EACH REPORTING PERSON             None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------- -----------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Four Seasons Health Care (Capital) Limited

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                      (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         AF; BK; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED   [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         England and Wales

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED  BY EACH REPORTING PERSON             None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------- -----------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Four Seasons Health Care Holdings PLC

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                 (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         AF; BK; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED   [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         England and Wales

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED  BY EACH REPORTING PERSON             None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------- -----------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Four Seasons Health Care Investments Limited

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                 (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         AF; BK; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         England and Wales

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------- -----------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Four Seasons Health Care Limited

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                 (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         AF; BK; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         England and Wales

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED  BY EACH REPORTING PERSON             None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO, HC
-------- -----------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Alchemy Partners (Guernsey) Limited

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                 (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Guernsey

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED  BY EACH REPORTING PERSON             None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------- -----------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Alchemy Partners LLP*

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                 (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS
         N/A

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         England and Wales

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED  BY EACH REPORTING PERSON             None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            11,832,130
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            11,832,130
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,832,130
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                          [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         95.8%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------
*Alchemy Partners LLP is listed here solely because of its ownership of the entire issued share capital of Alchemy Partners (Guernsey) Limited. Alchemy Partners LLP disclaims beneficial ownership of the shares of Common Stock reported on the previous cover pages as beneficially owned by Delta I Acquisition, Inc., Delta I Acquisition, LLC, Four Seasons Health Care (Capital) Limited, Four Seasons Health Care Holdings PLC, Four Seasons Health Care Investments Limited, Four Seasons Health Care Limited and Alchemy Partners (Guernsey) Limited.

Items 6 and 8.

     Items 6 and 8 are hereby amended and supplemented by adding at the end of each the following:

          "The Offer expired as scheduled at 12:00 midnight, New York City time, on Thursday, September 5, 2002. Based on preliminary information provided by the Depositary, a total of 11,832,130 shares of Common Stock, including the associated preferred stock purchase rights of the Company were validly tendered (including approximately 10,323 shares tendered pursuant to guaranteed delivery procedures).

          The Purchaser and the Parent have been informed by the Company that the number of issued and outstanding shares of Common Stock as of September 5, 2002, the date of the expiration of the Offer, was 12,354,553. Accordingly, the percentage of shares of Common Stock that were tendered pursuant to the Offer is 95.8%. Following the expiration of the Offer, the Purchaser and the Parent accepted for payment all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer.

          Subject to satisfaction of the requirements of the Delaware General Corporation Law ("DGCL") and the Maryland General Corporation Law ("MGCL"), the Parent intends to cause the Purchaser to merge with and into the Company pursuant to a "short form" merger under the DGCL and the MGCL, resulting in the Company becoming a wholly owned subsidiary of the Parent. In the merger, each outstanding share of Common Stock (other than shares of Common Stock held by the Parent, the Company or any of their respective subsidiaries) will be converted into the right to receive $3.32 per share of Common Stock in cash and without interest."

Item 11. Additional Information.

     Item 11 is hereby amended and supplemented by adding at the end thereof the following:

          "On September 6, 2002, the Parent issued a press release announcing that the Offer had expired at 12:00 midnight, New York City time, on Thursday, September 5, 2002. A copy of the press release is attached hereto as Exhibit (a)(9) and is incorporated herein by reference."

Item 12. Exhibits.

     Item 12 is hereby amended and supplemented by adding the following exhibit:

     Exhibit No.   Description

Exhibit (a)(9)     Press Release dated September 6, 2002, issued by Four Seasons
                   Health Care Limited.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: September 6, 2002      DELTA I ACQUISITION, INC.
                                   By:    /s/ Paul Guilbert
                                          Name: Paul Guilbert
                                          Title:   Secretary

                                   FOUR SEASONS HEALTH CARE LIMITED
                                   By:    /s/ Hamilton Anstead
                                          Name: Hamilton Anstead
                                          Title:   Director

                                   ALCHEMY PARTNERS (GUERNSEY) LIMITED
                                   By:    /s/ Paul Guilbert
                                          Name: Paul Guilbert
                                          Title:   Director

                                   DELTA I ACQUISITION, LLC*
                                   By:    /s/ Hamilton Anstead
                                          Name: Hamilton Anstead
                                          Title:   President

                                   FOUR SEASONS HEALTH CARE (CAPITAL) LIMITED*
                                   By:    /s/ Hamilton Anstead
                                          Name: Hamilton Anstead
                                          Title:   Director

                                   FOUR SEASONS HEALTH CARE HOLDINGS PLC*
                                   By:    /s/ Hamilton Anstead
                                          Name: Hamilton Anstead
                                          Title:   Director

                                   FOUR SEASONS HEALTH CARE INVESTMENTS LIMITED*
                                   By:    /s/ Hamilton Anstead
                                          Name: Hamilton Anstead
                                          Title:   Director

                                   ALCHEMY PARTNERS LLP*
                                   By:    /s/ Martin Bolland
                                          Name: Martin Bolland
                                          Title:   Partner

* Solely for the purpose of amending the Schedule 13D.

                                  EXHIBIT INDEX


    Exhibit No.            Description

Exhibit (a)(9)             Press Release dated September 6, 2002, issued by Four
                           Seasons Health Care Limited.